Exhibit 23.2

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 (Registration No. 333-213779, No. 333-199025 and No. 333-199024) of Quantum Materials Corp. of our report dated September 23, 2016 with respect to the consolidated financial statements of Quantum Materials Corp. for the year ended June 30, 2016 appearing in this Annual Report on Form 10-K of Quantum Materials Corp. for the year ended June 30, 2017.

/s/ Weaver & Tidwell L.L.P.
Houston, Texas
April 27, 2018